Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Annual Report (Form 10-K) of WebMD Health Corp. of our report dated February 14, 2008, with respect to the financial statements of EBS Master LLC included in the HLTH Corporation 2007 Annual Report (Form 10-K).
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-128898, No. 333-145329, No. 333-153187, No. 333-162651 and No. 333-162653) of our report dated February 14, 2008, with respect to the consolidated financial statements of EBS Master LLC incorporated herein by reference.
/s/ Ernst & Young LLP
Nashville, Tennessee
March 2, 2010